Exhibit 10.1

U.S. $3,500,000,000

FOURTH AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of November 26, 2025

Among

OMNICOM GROUP INC.

as Initial Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO SECURITIES, LLC

as Lead Arrangers and Book Managers

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

BNP PARIBAS,

DEUTSCHE BANK SECURITIES INC.

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Documentation Agents

and

CITIBANK, N.A.

as Administrative Agent

i

Schedules

Schedule I –	Commitments of the Initial Lenders and the Initial Issuing Banks
Schedule 2.01(b) –	IPG Letters of Credit
Schedule 4.01(f) –	Disclosed Litigation
Schedule 5.02(a) –	Existing Liens
Schedule 5.02(d) –	Existing Debt

Exhibits

Exhibit A –	Form of Promissory Note
Exhibit B –	Form of Notice of Borrowing
Exhibit C –	Form of Assignment and Assumption
Exhibit D –	Tax Forms
Exhibit E –	Form of Designation Agreement

v

FOURTH AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of November 26, 2025

OMNICOM GROUP INC., a New York corporation (the “Initial Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, CITIBANK, N.A. (“Citibank”), BofA SECURITIES, INC. (“BofA Securities”), JPMORGAN CHASE BANK, N.A.(“JPMorgan”) and WELLS FARGO SECURITIES, LLC, as lead arrangers and book managers, and CITIBANK, as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENTS.

Omnicom Capital Inc., a Connecticut corporation, and Omnicom Finance Limited, a private limited company organized under the laws of England and Wales, as initial borrowers (the “Original Borrowers”), the Initial Borrower, as guarantor, the lenders parties thereto and Citibank, as administrative agent, are parties to that certain Third Amended and Restated Five Year Credit Agreement, dated as of June 2, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

Subject to the satisfaction of the conditions set forth in Section 3.01 and substantially concurrently with the consummation of IPG Merger Transactions (as hereinafter defined), the Original Borrowers, the Initial Borrower, the Lenders party hereto and the Agent desire to amend and restate the Existing Credit Agreement as herein set forth (with the effect that all obligations of the Original Borrowers under the Existing Credit Agreement shall become obligations of the Initial Borrower hereunder, and the provisions of the Existing Credit Agreement shall be superseded by the provisions hereof). Each of the parties hereto confirms that the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall not constitute a novation of the Existing Credit Agreement.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired/Disposed Business” means (a) any Person, assets, equity interests, entities, lines of business or divisions acquired or disposed of, as the case may be, by the Initial Borrower or any Subsidiary of the Initial Borrower where the consideration (whether cash, stock or other form of consideration) for the transaction is at least $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments); or (b) a Specified Acquisition.

“Additional Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Initial Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, other than the Anti-Corruption Laws.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent and completed by Lenders specifying their Applicable Lending Office, among other information.

“Advance” means an advance by an Issuing Bank or a Lender pursuant to Section 2.03(c) or by a Lender to a Borrower as part of a Borrowing pursuant to Section 2.01 and may refer to a Base Rate Advance, a Term Rate Advance or a SONIA Advance (each of which shall be a “Type” of Advance).

“Affected Financial Institution” has the meaning specified in Section 9.18.

“Affiliate” means, as to any Person, any other Person (other than an individual) that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Account No. 31311565, Attention: Agency Operations, (b) in the case of Advances denominated in any Committed Currency or in any Committed L/C Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrowers and the Lenders for such purpose.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Anniversary Date” has the meaning specified in Section 2.21(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, as amended, and, in each case, the rules and regulations thereunder.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office, branch or Affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Term Rate Advances/ SONIA Advances	Applicable Margin for Base Rate Advances
Level 1 A+ or A1 or above	0.565%	0.000%
Level 2 A or A2	0.680%	0.000%
Level 3 A- or A3	0.795%	0.000%
Level 4 BBB+ or Baa1	0.910%	0.000%
Level 5 BBB or Baa2	1.015%	0.015%
Level 6 Lower than Level 5	1.100%	0.100%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ or A1 or above	0.060%
Level 2 A or A2	0.070%
Level 3 A- or A3	0.080%
Level 4 BBB+ or Baa1	0.090%
Level 5 BBB or Baa2	0.110%
Level 6 Lower than Level 5	0.150%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), converting all non-Dollar amounts into the Dollar Equivalent thereof at such time.

“Bail-In Action” has the meaning specified in Section 9.18.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be not less than zero and equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) 1⁄2 of one percent per annum above the Federal Funds Rate; and

(c) Term SOFR for a period of one month plus 1.00%.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Benchmark” has the meaning specified in Section 2.22(e).

“Benchmark Replacement” has the meaning specified in Section 2.22(e).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof.

“Borrowers” means, collectively, the Initial Borrower and the Designated Subsidiaries from time to time (and each a “Borrower”).

“Borrowing” means (a) with respect to the making of Advances (i) a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or (ii) a borrowing consisting of the Advances made pursuant to Section 2.03(c) by each of the Lenders, other than the applicable Issuing Bank, and by such Issuing Bank, to the extent of its Ratable Share of its payment of a draft drawn on a Letter of Credit that is not reimbursed by the applicable Borrower on the date made; and (b) in other contexts (i) that portion of the Advances comprised of all outstanding Base Rate Advances, (ii) that portion of the Advances converted into, or continued as, Term Rate Advances having the same Interest Period and (iii) that portion of the Advances comprised of all outstanding SONIA Advances having the same interest payment date.

“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $5,000,000, in respect of Advances denominated in Sterling, £5,000,000, in respect of Advances denominated in Euro, €5,000,000 and, in respect of Advances denominated in a Committed Currency (other than Sterling or Euros), the Equivalent of $5,000,000 (determined on the date of the applicable Notice of Borrowing).

“Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000, in respect of Advances denominated in Sterling, £1,000,000, in respect of Advances denominated in Euro, €1,000,000 and, in respect of Advances denominated in a Committed Currency (other than Sterling or Euros), the Equivalent of $1,000,000 (determined on the date of the applicable Notice of Borrowing).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to an Advance denominated in Euro, on which the real time gross settlement system operated by the Eurosystem, or any successor system (T2) is open; provided, that if such day relates to any interest rate settings as to Advances denominated in Sterling, the term “Business Day” means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Committed Currencies” means Sterling, Euro and any other currency (other than Dollars) requested by the applicable Borrower by notice to the Agent, including a proposed amendment to this Agreement to address the interest rate conventions applicable to such currency, and approval of such currency and such amendment by all Lenders.

“Committed L/C Currencies” means Sterling, the lawful currency of Japan, the lawful currency of Switzerland, the lawful currency of Singapore, the lawful currency of Canada, the lawful currency of Sweden, the lawful currency of Denmark, the lawful currency of Australia, Euro and any other currency (other than Dollars) requested by the applicable Borrower and approved by all Issuing Banks.

“Competitor” means, as of any date, any Person that is (a) an entity (other than the Initial Borrower or its Subsidiaries) within the Global Industrial Classification Media Industry Group, presently designated as No. 2540 (and any successor or replacement thereto) appearing on Bloomberg, (b) a competitor of the Initial Borrower or any of its Subsidiaries that has been designated by the Initial Borrower as a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five (5) Business Days after such notice is so given or (c) any Affiliate of any entity described in clauses (a) or (b) hereof that, in the case of this clause (c), has either been designated by the Initial Borrower as an Affiliate of a “Competitor” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) effective five (5) Business Days after such notice is so given or is reasonably identifiable on the basis of its name as an Affiliate of any entity described in clauses (a) or (b) hereof; provided that “Competitor” shall exclude any Person that the Initial Borrower has designated as no longer being a “Competitor” by written notice delivered to the Agent from time to time.

“Confidential Information” means information that a Borrower furnishes to the Agent or any Lender in a writing designated as confidential.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Agent, in its reasonable discretion in consultation with the Initial Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent, in its reasonable discretion, decides that adoption of any portion of such market practice is not administratively feasible or if the Agent, in its reasonable discretion, determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides, in consultation with the Initial Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all payment obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of business and (ii) earn-out payment obligations of such Person in connection with the purchase of property or services to the extent they are still contingent), (c) all payment obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all payment obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all payment obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as finance leases, (f) all payment obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net payment obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that the term “Debt” shall not include obligations under agreements providing for indemnification, deferred purchase price payments or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, whether by merger or otherwise.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.19(d), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Initial Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrowers or the Agent in writing that it does not intend to comply with its funding obligations generally or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Agent or the Initial Borrower (in each case, based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder) to confirm to the Agent, in a manner satisfactory to the Agent and the Initial Borrower, that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Agent and the Agent’s written notice to the Defaulting Lender and the Borrowers, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a debtor relief law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become or is insolvent;

provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a government authority under or based on the law of the country where such lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person. Any determination by the Agent or the Initial Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(d)) upon delivery of written notice of such determination to the Initial Borrower, each Issuing Bank and each Lender.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Initial Borrower designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Initial Borrower.

“Disclosed Litigation” has the meaning specified in Section 4.01(f).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“EBITDA” means, for any period, net income (or net loss) plus, without duplication, the sum of (a) net interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) non-cash charges, in each case of clauses (a) through (e), determined in accordance with GAAP for such period, (f) fees, costs and expenses incurred and paid in connection with any litigation, judgment or settlement for any actual or threatened claim, action, suit or proceeding disclosed on Schedule 4.01(f) or otherwise disclosed in writing to the Agent and the Lenders, including any out-of-court agreement or settlement, (g) restructuring charges or reserves (whether or not classified as such under GAAP), including retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start-up, closure, relocation or consolidation of facilities, costs to relocate employees, income/loss from discontinued operations, acquisition and integration costs, business interruption costs and loss on disposal of a Subsidiary, (h) any charge, loss, expense, accrual or reserve (A) relating to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan or pension program, and (B) in connection with the rollover, acceleration or payout of equity interests held by management, (i) fees, costs, premiums and expenses related to this Agreement, the IPG Merger Transactions, any other acquisition, investment, asset disposition, issuance, prepayment or redemption of any Debt permitted to be incurred under this Agreement, issuance of equity securities, refinancing transaction or amendment or modification of any debt instrument, in each case, whether or not successful, (j) expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid or payable in connection with the IPG Merger Transactions and any transactions in connection with an Acquired/Disposed Business, and (k) any charge, loss or expense (including non-cash charges) relating to any reorganization permitted under this Agreement, including any charge, loss or expense arising from other accounting effects of the consummation of such reorganization; provided, that for purposes of calculating EBITDA for the Initial Borrower and its Subsidiaries for any period, the EBITDA of any Acquired/Disposed Business acquired or disposed of by the Initial Borrower or any of its Subsidiaries during such period shall be included or excluded, as the case may be, on a pro forma basis for such period (as if the consummation of such acquisition or disposition occurred on the first day of such period).

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” at any date of determination thereof, in Dollars of any Committed Currency or in any Committed Currency of Dollars, means the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the OANDA website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Initial Borrower’s controlled group, or under common control with the Initial Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Initial Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Initial Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBO Rate” means, for any Interest Period for each Term Rate Advance comprising part of the same Borrowing, the rate per annum appearing on the applicable Bloomberg screen (or on any successor to or substitute for Bloomberg, providing rate quotations comparable to those currently provided by Bloomberg, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period; provided that, if the EURIBO Rate as so determined shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor version described above), any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation adopted pursuant to such published intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate, provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Guaranty” means the provisions of Article VII.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements. For the avoidance of doubt, spot transactions shall not constitute Hedge Agreements.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Information Memorandum” means the information memorandum dated August 2025 used by the Agent in connection with the syndication of the Commitments.

“Interest Period” means, for each Term Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Term Rate Advance or the date of the Conversion of any Base Rate Advance into such Term Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrowers may not select any Interest Period that ends after the final Termination Date;

(b) Interest Periods commencing on the same date for Term Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“IPG Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 29, 2024, by and among The Interpublic Group of Companies, Inc., a Delaware corporation, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof.

“IPG Letters of Credit” means the letters of credit issued under the IPG Credit Agreement prior to the date hereof and specified on Schedule 2.01(b) hereto.

“IPG Merger Transactions” means the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 8, 2024, among the Initial Borrower, EXT Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Initial Borrower, and The Interpublic Group of Companies, Inc., a Delaware corporation.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitments hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon such terms as may be reasonably satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or Section 2.21 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers in (a) the maximum aggregate Available Amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Initial Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Initial Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its payment obligations under this Agreement or any Note.

“Material Subsidiary” means (i) each Borrower (other than the Initial Borrower), (ii) any Subsidiary of the Initial Borrower for which the assets or revenues of such Subsidiary and its Subsidiaries, taken as a whole, comprise more than 5% of the assets or revenues, respectively, of the Initial Borrower and its Subsidiaries, taken as a whole or (iii) any group of Subsidiaries that do not meet the requirements of clauses (i) and (ii) if the aggregate assets and revenues of all such Subsidiaries and their Subsidiaries comprise more than 15% of the assets or revenues, respectively, of the Initial Borrower and its Subsidiaries taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Initial Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Initial Borrower or any ERISA Affiliate and at least one Person other than the Initial Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Initial Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning specified in Section 2.21(b).

“Note” means a promissory note of a Borrower payable to a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Original Borrowers” has the meaning specified in the Preliminary Statements.

“Participant” has the meaning specified in Section 9.07(d)(i).

“Participant Register” has the meaning specified in Section 9.07(d)(iii).

“Patriot Act” has the meaning specified in Section 9.16.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrowers and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the assets subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; and (e) attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by the appropriate proceedings.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Initial Borrower or, if either such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such rating differs by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of such Lender’s Advances) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate principal amount of all outstanding Advances).

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Defaulting Lender at such time.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on the Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced or increased in accordance with the terms hereof.

“Revolving Credit Facility” means, at any time, an amount equal to the aggregate amount of the Revolving Credit Commitments at such time.

“S&P” means S&P Global Ratings (or any successor).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union, the United Nations Security Council, the Australian Department of Foreign Affairs and Trade or His Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) any Person located, organized or resident in a Sanctioned Country.

“SEC” has the meaning specified in Section 5.01(h)(iv).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Initial Borrower or any ERISA Affiliate and no Person other than the Initial Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Initial Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means, with respect to any applicable determination date, a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator, published on the fifth Business Day preceding such date on the SONIA Administrator’s Website (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such applicable determination date is not a Business Day, SONIA means such rate that applied on the fifth Business Day preceding the first Business Day immediately prior thereto. If by 5:00 pm (London time) on the second Business Day immediately following any determination date SONIA in respect of such day has not been published on the SONIA Administrator’s Website and such circumstance is expected to be temporary, then SONIA will be as published in respect of the first preceding Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA determined pursuant to this sentence shall be utilized for no more than three (3) consecutive days. If SONIA is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Advance” means an Advance denominated in Sterling that bears interest as provided in Section 2.07(a)(ii).

“Specified Acquisition” means one or more acquisitions of assets, equity interests, entities, operating lines or divisions in any fiscal quarter for an aggregate purchase price of not less than $200,000,000 (it being understood that such consideration shall be determined based on the payment made at the time of the transaction, without regard to any subsequent or earnout payments). For avoidance of doubt, the IPG Merger Transactions is a Specified Acquisition, and the execution of this Agreement shall constitute a Covenant Notice for purposes of Section 5.03.

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Voting Stock of such Person, (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Term Rate” means, for any Interest Period for each Term Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to (a) in the case of any Advance denominated in Dollars, the Term SOFR for such Interest Period or, (b) in the case of any Advance denominated in Euro, the EURIBO Rate for such Interest Period.

“Term Rate Advance” means an Advance denominated in Dollars or Euro that bears interest as provided in Section 2.07(a)(ii).

“Term SOFR” means,

(a) for any calculation with respect to a Term Rate Advance denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided that if Term SOFR as so determined shall ever be less than zero, then Term SOFR shall be deemed to be zero.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) November 26, 2030, subject to the extension thereof pursuant to Section 2.21 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.21 shall be the Termination Date in effect immediately prior to the applicable Anniversary Date for all purposes of this Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and are outstanding at such time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”), provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.02 or 5.03, the Initial Borrower shall give prompt notice of such change to the Agent and the Lenders and (b) if the Initial Borrower notifies the Agent that the Initial Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of such generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Initial Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof. For the avoidance of doubt, all liabilities related to operating leases, as defined by FASB ASC 842 (or any successor provision), are excluded from the definition of Debt and payments related to operating leases are not included in interest expense in part or in whole.

Section 1.04. Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Section 1.05. Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, any Term Rate, SONIA or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, such Term Rate, SONIA, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01. The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or in a Committed Currency to the Borrowers (or any one Borrower) from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Commitment at such time. Each Borrowing under this Section 2.01(a) shall be in an amount not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) in Dollars or in a Committed L/C Currency for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date applicable to such Issuing Bank in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time (converting all non-Dollar amounts into the then Dollar Equivalent thereof) and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders having a Termination Date no earlier than the expiration date of such Letter of Credit at such time. No Letter of Credit shall have an expiration date (including all rights of such Borrower or the beneficiary to require renewal) later than 10 Business Days before the final Termination Date. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. By execution and delivery of this Agreement and for purposes of the foregoing, the Initial Borrower hereby acknowledges and agrees that it shall be deemed to have delivered a Notice of Issuance requesting that each of the IPG Letters of Credit be deemed to have been issued hereunder. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal or extension thereof or amendment thereto that increases the Available Amount thereof or otherwise materially increases an Issuing Bank’s obligations thereunder.

Section 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term Rate Advances, (y) 4:00 p.m. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of SONIA Advances or (z) 2:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or email. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing, by telecopier or email, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term Rate Advances, initial Interest Period and currency for each such Advance; provided, however, that if any such notice shall fail to specify a currency, Dollars shall be deemed to have been specified. Each Lender shall, before (i)1:00 P.M. (New York City time) on the date of such Borrowing consisting of Term Rate Advances denominated in Dollars, (ii) 9:30 A.M. (New York City time) on the date of such Borrowing consisting of Term Rate Advances denominated in a Committed Currency and (iii) 4:00 P.M. (New York City time) on the date of such Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Term Rate Advances or SONIA Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Term Rate Advances for the requested currency or SONIA Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Term Rate Advances may not be outstanding as part of more than twenty (20) separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower requesting such Borrowing; provided that any Notice of Borrowing may state that it is conditioned upon the occurrence or non-occurrence of some other identifiable and specified event or condition specified therein (including the Effective Date, any acquisition or other investment or the effectiveness of other credit facilities), in which case such notice may be revoked or extended in writing on or prior to the specified effective date of such event or condition, and such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Rate Advances or SONIA Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent; provided, however, that if such Lender does not repay the Agent, such Borrower agrees to repay the Agent forthwith on demand such corresponding amount with interest thereon, at (i) in the case of a Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f) In connection with the use or administration of any Benchmark, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. The Agent will promptly notify the Initial Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank for the benefit of such Borrower or any of its Subsidiaries, and such Issuing Bank shall give the Agent prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or email, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit; provided, however, that if any such notice shall fail to specify a currency, Dollars shall be deemed to have been specified, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the final Termination Date; provided that any such Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the applicable Issuing Bank has the unconditional right to prevent any such automatic extension from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each such Letter of Credit outstanding after the final Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. For avoidance of doubt, but without limitation of the generality of the foregoing, provisions relating to security interests, reimbursement or other payment obligations, interest or events of default shall be deemed to be in conflict with this Agreement.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the Available Amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with the terms of this Agreement or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments (except that the participation of a Non-Extending Lender shall terminate on the Termination Date applicable to such Non-Extending Lender), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.18, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made (the Borrowers having no obligation to reimburse such Issuing Bank on the date of such payment, except to the extent, if any, that the sum of the amount of such drawing plus the outstanding principal amount of all Advances, plus the remaining Available Amount of all outstanding Letters of Credit, would exceed the aggregate Revolving Credit Commitments at such date) shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which, in the case of a Letter of Credit denominated in Dollars, shall be a Base Rate Advance, in the amount of such draft, or, in the case of a Letter of Credit denominated in a Committed L/C Currency, shall be a Base Rate Advance in the Equivalent amount of Dollars on the date such draft is paid, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one (1) Business Day) of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank (including, in each case, the Dollar Equivalent of any Letter of Credit denominated in a Committed L/C Currency).

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of any Borrower, such Borrower shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of such Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04. Fees. (a) Facility Fee. The Borrowers agree to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment in Dollars from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2025, and on the Termination Date applicable to such Lender; provided that no Defaulting Lender shall be entitled to receive any facility fee in respect of its Revolving Credit Commitment for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender), other than a facility fee, as described above, on the aggregate principal amount of Advances funded by such Defaulting Lender outstanding from time to time.

(b) Letter of Credit Commissions.

(i) Each Borrower shall pay to the Agent for the account of each Lender a commission in Dollars on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Term Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended December 31, 2025, and on the Termination Date applicable to such Lender; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the

Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.19); provided that the Applicable Margin shall be 2% per annum above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrowers are required to pay default interest pursuant to Section 2.07(b).

(ii) Each Borrower shall pay to each Issuing Bank for its own account a fronting fee on the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank at the request of such Borrower and outstanding from time to time during each calendar quarter at a rate per annum equal to 0.125% payable in arrears quarterly on the third Business Day after the later of (a) receipt of an invoice for the fronting fee or (b) the last day of each March, June, September and December, commencing with the quarter ended December 31, 2025, and on the Termination Date applicable to such Issuing Bank payable upon demand.

(c) Agent’s Fees. The Borrowers shall pay to the Agent for its own account such fees as may from time to time be agreed between the Initial Borrower and the Agent.

Section 2.05. Optional Termination or Reduction of the Commitments. (a) Ratable Termination or Reduction. The Borrowers shall have the right, upon at least three (3) Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Termination of Defaulting Lender. The Borrowers may terminate the Unused Commitment of any Lender that is a Defaulting Lender (determined after giving effect to any reallocation of participations in Letters of Credit as provided in Section 2.19) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(e) shall apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, facility fees, Letter of Credit commissions or other amounts), provided that (i) no Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim any Borrower, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

Section 2.06. Repayment of Advances and Letter of Credit Drawings. (a) The Borrowers shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Advances then outstanding.

(b) The applicable Borrower’s obligation to reimburse under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (subject to Section 2.03(a)) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not substantially comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Borrower’s obligations hereunder.

Section 2.07. Interest on Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Term Rate Advances. During such periods as such Advance is a Term Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Term Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Rate Advance shall be Converted or paid in full.

(iii) SONIA Advances. During such periods as such Advance is a SONIA Advance, a rate per annum equal at all times to the sum of (x) the SONIA in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears on the date that is on the numerically corresponding day in the calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and on the date such SONIA Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

(b) If, with respect to any Term Rate Advances or SONIA Advances, the Required Lenders notify the Agent that (i) in the case of Term Rate Advances denominated in Euro, they are unable to obtain matching deposits in the applicable inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period, (ii) the Term Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term Rate Advances for such Interest Period or (iii) SONIA will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective SONIA Advances, the Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor (or in the case of SONIA Advances, on the next applicable interest payment date), (1) if such Term Rate Advances are denominated in

Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Term Rate Advances are denominated in Euro and if such Advances are SONIA Advances, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Term Rate Advances in the affected currency, or to make SONIA Advances, as the case may be, shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable to Term Rate Advances, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Term Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Agent and the applicable Borrower as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

(c) If any Borrower shall fail to select the duration of any Interest Period in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 for any Term Rate Advances made to it, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Term Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Term Rate Advances are denominated in Euro, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Term Rate Advances or SONIA Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) in the case of Term Rate Advances denominated in Dollars, Convert into Base Rate Advances and (ii) in the case of Advances denominated in Euro or SONIA Advances, Convert into Base Rate Advances in the Equivalent amount of Dollars.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Term Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Term Rate Advances are denominated in Euro, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances, (ii) each SONIA Advance will automatically, on the next interest payment date applicable thereto, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances, (iii) each Advance that is denominated in any Committed Currency (other than Sterling or Euros) which accrues interest at a term rate shall automatically, on the last day of the then existing Interest Period for such Advance, be continued with an Interest Period of one month, (iv) each Advance that is denominated in any Committed Currency which accrues interest at a daily rate shall continue to remain outstanding and (v) the obligation of the Lenders to make, or to Convert Advances into, Term Rate Advances or to make SONIA Advances shall be suspended.

(f) If the Term SOFR Reference Rate published by the Term SOFR Administrator or the applicable Bloomberg screen (or any successor to or substitute for Bloomberg, providing rate quotations comparable to those currently provided by Bloomberg, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro), as applicable, is unavailable for determining the Term Rate for any Term Rate Advances, or SONIA is not available on the SONIA Administrator’s website,

(i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Term Rate Advances or SONIA Advances, as applicable,

(ii) with respect to Term Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Term Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Term Rate Advance is denominated in Euro, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance),

(iii) with respect to SONIA Advances, each such Advance will automatically, on the next applicable interest payment date therefor, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iv) the obligation of the Lenders to make Term Rate Advances, to make SONIA Advances or to Convert Advances into Term Rate Advances, as applicable, shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.09. Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Agent not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made to such Borrower denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Term Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term Rate Advances, any Conversion of Base Rate Advances into Term Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Term Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower; provided that any notice of Conversion may state that it is conditioned upon the occurrence or non-occurrence of some other identifiable and specified event or condition specified therein (including, but not limited to, any acquisition or other investment or the effectiveness of other debt facilities), in which case such notice may be revoked or extended in writing on or prior to the specified effective date of such event or condition, and such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

Section 2.10. Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Term Rate Advances and SONIA Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower giving such notice shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Term Rate Advance or SONIA Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory.

(i) If, on any date, the Agent notifies the Borrowers that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (B) the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (C) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies then outstanding plus (D) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate Available Amount of all Letters of Credit denominated in Committed L/C Currencies then outstanding exceeds 105% of the aggregate Revolving Credit Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the next succeeding last day of an Interest Period of outstanding Term Rate Advances or the next interest payment date applicable to SONIA Advances, as applicable, in an aggregate amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders, and shall provide prompt notice to the Borrowers of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term Rate Advance on a date other than the last day of an Interest Period or at its maturity, and in the case of any prepayment of a SONIA Advance on a date other than the next interest payment date therefor, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrowers and the Lenders.

Section 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or any governmental rule, policy, guideline, directive or regulation after the date hereof, or (ii) the compliance with any guideline or request issued after the date hereof from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Term Rate Advances or SONIA Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Indemnified Taxes or Other Taxes (as to which Section 2.14 shall govern) or Taxes described in Section 2.14(a)(x) through (z), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof and (iii) any withholding Taxes imposed under FATCA), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or any governmental rule, policy, guideline, directive or regulation or any guideline or request taking effect or issued after the date hereof from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If any governmental authority of the jurisdiction of any Committed Currency or Committed L/C Currency (or any other jurisdiction in which the funding operations of any Lender shall be conducted with respect to such Committed Currency or Committed L/C Currency) shall introduce or increase any reserve, liquid asset or similar requirement after the date hereof with respect to any category of deposits or liabilities customarily used to fund loans in such Committed Currency or Committed L/C Currency, or by reference to which interest rates applicable to loans in such Committed Currency or Committed L/C Currency are determined, and the result of such requirement shall be to increase the cost to such Lender of making or maintaining any Advance denominated in a Committed Currency, and such Lender shall deliver to the relevant Borrowers a notice requesting compensation under this paragraph, then the relevant Borrowers will pay to such Lender within 10 days after each date on which interest is paid pursuant to Section 2.07 with respect to each affected Advance denominated in a Committed Currency, an amount that will compensate such Lender for such additional cost. A certificate in reasonable detail as to the amount of such increased cost, submitted to the Initial Borrower and the Agent by such Lender shall constitute prima facie evidence of such amounts.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.11 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrowers of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such increased costs or reductions cause such increased costs or reductions to be retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.11, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives by a governmental authority thereunder or issued by a governmental authority in connection therewith (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (ii) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

(f) Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Rate Advances in Dollars or Euro, to make SONIA Advances or to fund or maintain Term Rate Advances in Dollars or Euro or SONIA Advances hereunder, (a) (i) if such Term Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) (x) if such Term Rate Advance is denominated in Euro or (y) such Advance is a SONIA Advance, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Term Rate Advances in the affected currency, to make SONIA Advances or to Convert Advances into Term Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make such Term Rate Advances, make SONIA Advances or to continue to fund or maintain such Term Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency or Committed L/C Currency), irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrowers shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.21, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Anniversary Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Base Rate or SONIA shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term Rate or the Federal Funds Rate and of facility fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Rate Advances or SONIA Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(f) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; provided such failure was not a result of gross negligence or willful misconduct on the part of the Agent; and provided further that the Borrowers agree to indemnify the Agent and each Lender, but without duplication, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f); provided such losses, costs and expenses were not a result of gross negligence or willful misconduct on the part of the Agent.

Section 2.14. Taxes. (a) Except as required by applicable law, any and all payments by any Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings imposed by any governmental authority and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower or the Agent, as the case may be, shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or the Agent, as the case may be, shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. For purposes of this Agreement, “Indemnified Taxes” shall mean any Taxes other than (w) Taxes imposed on or measured by overall net income, overall gross income, profits, gains or branch profits and franchise taxes imposed on it in lieu of net income taxes, in each case, imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized (or any political subdivision thereof), imposed as a result of a present or former connection between such Lender or the Agent (as the case may be) and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent (as the case may be) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to this Agreement or the Notes or enforced any rights under this Agreement or the Notes, or sold or assigned an interest in any rights or obligations hereunder or under any Note) and, in the case of each Lender, imposed by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (x) United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender or the Agent (as the case may be) pursuant to a law in effect (i) on the date on which such person becomes a party hereto or acquires its interest in any Commitment or Advance (including any Note payable by any Borrower) (other than pursuant to an assignment request by any Borrower under Section 2.20) or (ii) in the case of a Lender, on the date such Lender changes its Applicable Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (y) Taxes attributable to the failure of such Lender or the Agent (as the case may be) to comply with Sections 2.14(e) and 2.14(f) and (z) any withholding Taxes imposed under FATCA.

(b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any such Other Taxes that arise in relation to any assignment or transfer by a Lender of its rights or obligations hereunder (except where such assignment or transfer is at the written request of the Borrowers) (hereinafter referred to as “Other Taxes”).

(c) Subject to Sections 2.14(e) and 2.14(f), the Borrowers shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor setting forth in reasonable detail the basis for such claim.

(d) Within 45 days after the date of any payment of Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made hereunder or under any Note shall deliver to each Borrower and the Agent, at the time or times reasonably requested by such Borrower or the Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) and Section 2.14(e)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i) Each Lender that is a United States Person shall deliver to each Borrower and the Agent, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by such Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and such Borrower with executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(ii) Each Lender that is not a United State person, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by any Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and such Borrower with whichever of the following is applicable:

(A) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any Note, executed copies of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Note, IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of OCI within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN; or

(D) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(iii) Any Lender that is not a United States person shall, to the extent it is legally entitled to do so, deliver to each Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made.

(iv) If a payment made to a Lender hereunder or under any Note would be subject to United States federal withholding tax imposed by Sections 1471(a) and 1472(a) of the Internal Revenue Code if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable, and the regulations thereunder), such Lender shall deliver to each Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) On or before the date the Agent (or any successor or replacement Agent) becomes the Agent hereunder, it shall deliver to each Borrower two duly executed copies of either (i) IRS Form W-9 (or any successor forms) certifying that it is exempt from United States federal backup withholding tax or (ii) a United States branch withholding certificate on IRS Form W-8IMY (or any successor forms) evidencing its agreement with such Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor forms) (with respect to amounts received on its own account), with the effect that, in either case, such Borrower will be entitled to make payments hereunder to the Agent without withholding or deduction on account of United States federal withholding Tax. The Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

(f) Each Lender agrees that if any form or certification it previously delivered pursuant to Section 2.14(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary herein, for any period with respect to which a Lender has failed to provide any Borrower with the appropriate form, certificate or other document described in Section 2.14(e), such Lender shall not be entitled to a gross-up or indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure, including any United States federal withholding tax imposed as a result of a failure to satisfy the applicable requirements of FATCA; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) [Reserved].

(h) [Reserved].

(i) If the Agent or any Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any Indemnified Taxes or Other Taxes (including by virtue of a credit or offset of such Indemnified Taxes or Other Taxes) as to which it has been indemnified by a Borrower or with respect to which a Borrower has made a gross-up payment under Section 2.14(a) or 2.14(c), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or gross-up paid, by such Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that such Borrower upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such governmental authority. This Section 2.14(i) shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person.

Section 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c), to the extent that the unreimbursed amount of such Advance exceeds the applicable Issuing Bank’s Ratable Share of the initial amount of such Advance, or pursuant to Section 2.11, 2.14, 2.19 or 9.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 2.16. Evidence of Debt. (a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances made to such Borrower. The Borrowers agree that upon notice by any Lender to the Borrowers (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

Section 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrowers and their Subsidiaries, including, without limitation, to fund any transaction otherwise not prohibited hereunder.

Section 2.18. Increase in the Aggregate Commitments. (a) The Initial Borrower may, at any time but in any event not more than once in any calendar year prior to the final Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the latest scheduled Termination Date then in effect and not less than three Business Days after the date of such notice (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $4,500,000,000 and (ii) on the date of any request by the Initial Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify such Lenders and/or such Eligible Assignees as the Initial Borrower shall have selected of a request by the Initial Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which (x) such Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments and (y) such Eligible Assignees wishing to participate in the Commitment Increase must extend a Revolving Credit Commitment (such date, the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) and each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment or the amount of Revolving Credit Commitment it is willing to extend, as the case may be. If such Lenders and such Eligible Assignees notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments or to extend a Revolving Credit Agreement, as applicable, by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among such Lenders and such Eligible Assignees willing to participate therein in such amounts as are agreed between the Initial Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Initial Borrower as to the amount, if any, by which such Lenders and such Eligible Assignees are willing to participate in the requested Commitment Increase.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee, and each Eligible Assignee that becomes a Lender in accordance with Section 2.21, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Revolving Credit Commitment of each such Assuming Lender shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; provided, further, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of each Borrower approving the Commitment Increase and (B) an opinion of counsel for the Borrowers (which may be in-house counsel), in form and substance reasonably acceptable to the Agent and the Lenders;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Initial Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Initial Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Initial Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 P.M. (New York City time), in writing, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase)). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).

Section 2.19. Defaulting Lenders. (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:

(i) so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Lenders that are not Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Revolving Credit Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and the respective revolving extensions of credit of each non-Defaulting Lender do not exceed such non-Defaulting Lender’s Revolving Credit Commitment.

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

(iii) if the Ratable Shares of Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to this Section 2.19(a), then the fees payable to the Lenders pursuant to Section 2.04(b)(i) shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Shares of Letters of Credit;

(iv) if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 2.19(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.04(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated; and

(v) to the extent that the Available Amount of any outstanding Letter of Credit is cash collateralized by the Borrowers pursuant to this Section 2.19, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.04(b)(i) on that portion of the Available Amount that is so cash collateralized.

(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(a)(i) (and Defaulting Lenders shall not participate therein).

(c) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.19, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.19. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(d) If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.19(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, facility fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.20. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.11 or requires any Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Initial Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14 as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.20(a), or if any Lender is a Defaulting Lender or an Non-Consenting Lender, then the Initial Borrower may, at its sole expense and effort and so long as no Default is continuing, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14) and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Agent shall have received the assignment fee specified in Section 9.07(b)(iv), provided that no such fee shall be payable in the case of an assignment made to an assignee that is an existing Lender;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(v) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Initial Borrower to require such assignment and delegation cease to apply.

Section 2.21. Extension of Termination Date.

(a) Requests for Extension. The Initial Borrower may, by notice to the Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 45 days prior to any anniversary of the Effective Date (the “Anniversary Date”), but not more than twice, request that each Lender extend such Lender’s Termination Date for an additional one year from the Termination Date then in effect with respect to such Lender.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not later than the date (the “Notice Date”) that is 25 days prior to such Anniversary Date, advise the Agent whether or not such Lender agrees to such extension (each Lender that determines not to so extend its Termination Date, a “Non-Extending Lender”) and shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Initial Borrower of each Lender’s determination under this Section no later than the date 20 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Initial Borrower shall have the right on or before the applicable Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender) with the approval of the Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Anniversary Date, undertake a Revolving Credit Commitment (and, if any such Assuming Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitment of the Lenders that have agreed so to extend their Termination Date and the additional Revolving Credit Commitment of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitment in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Termination Date of each Extending Lender and of each Assuming Lender shall be extended to the date falling one year after the Termination Date in effect for such Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Lender unless on the applicable Anniversary Date:

(x) no Default shall have occurred and be continuing on such date and after giving effect to such extension; and

(y) the representations and warranties contained in this Agreement are true and correct in all material respects (except to the extent already qualified by materiality, Material Adverse Effect or words of like import in which case such representations and warranties shall be true and correct in all respects) on and as of such date of such extension and after giving effect to such extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Section 2.22. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Agent and the Initial Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Initial Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.22(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Initial Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Initial Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.22.

(d) Benchmark Unavailability Period. Upon the Initial Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, a Borrower may revoke any request for a Borrowing of, conversion to or continuation of Advances denominated in the affected currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i)(A) in the case of any request for any affected Borrowing denominated in Dollars, if applicable, the Borrowers will be deemed to have converted any such request into a request for a Borrowing or conversion to Base Rate Advances in the amount specified therein and (B) in the case of any request for any affected Borrowing in a Committed Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term Rate Advances denominated in Dollars, if applicable, will be deemed to have been converted into Base Rate Advances at the expiration of the Interest Period and (B) any outstanding affected Advances denominated in a Committed Currency, at the applicable Borrower’s election, shall either (I) be converted into Base Rate Advances (in an amount equal to the Equivalent of such Committed Currency) immediately or, in the case of Term Rate Advances or Advances denominated in a Committed Currency (other than Euros) accruing interest at a term rate, at the end of the applicable interest period or (II) be prepaid in full immediately or, in the case of Term Rate Advances or such other term rate Advances denominated in a Committed Currency (other than Euros), at the end of the applicable interest period; provided that, with respect to any Advances, if no election is made by the applicable Borrower by the date that is three Business Days after receipt by the Initial Borrower of such notice, such Borrower shall be deemed to have elected clause (I) above; provided, further that, with respect to any Term Rate Advance or other Advances denominated in a Committed Currency (other than Euros) accruing interest at a term rate, if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the Initial Borrower of such notice and (y) the last day of the current interest period for the applicable Advance, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(c). During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e) As used in this Section 2.22:

“Available Currency” means Dollars or any Committed Currency.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Available Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(d).

“Benchmark” means, initially, with respect to any obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Dollars, the Term SOFR Reference Rate, (b) Euros, the EURIBO Rate or (c) Sterling, SONIA; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the EURIBO Rate or SONIA, as applicable, or the then-current Benchmark for such Available Currency, then “Benchmark” means, with respect to such obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Initial Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated U.S. credit facilities denominated in the applicable Available Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than zero, such Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Initial Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated U.S. credit facilities denominated in the applicable Available Currency at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark for any Available Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Available Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Available Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Available Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder in accordance with Section 2.22.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Committed Currency or Committed L/C Currency, (1) the central bank for the currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of the Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2024.

(b) The Agent shall have received counterparts of this Agreement executed by the Initial Borrower and each of the Lenders.

(c) The Initial Borrower shall have paid all (i) accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent) to the extent invoiced to the Initial Borrower at least two (2) Business Days in advance of the Effective Date (or such later time as the Initial Borrower may agree), and (ii) accrued interest and fees owing to the Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement.

(d) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Initial Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are true and correct in all respects on and as of the Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and

(ii) No event has occurred and is continuing that constitutes a Default.

(e) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of the Initial Borrower approving this Agreement and the Notes (if any), and of all documents evidencing other necessary corporate or organizational, as applicable, action and governmental approvals, if any, with respect to this Agreement and the Notes (if any).

(iii) A certificate of the Secretary or an Assistant Secretary of the Initial Borrower certifying the names and true signatures of the officers or other duly authorized signatories of the Initial Borrower authorized to sign this Agreement and the Notes (if any) and the other documents to be delivered by it hereunder.

(iv) Favorable opinions of Latham & Watkins LLP, New York counsel for the Initial Borrower, as to such matters as are customary for a credit agreement of this type and such other matters as any Lender through the Agent may reasonably request.

(v) A favorable opinion of Allen Overy Shearman Sterling US LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(f) Each of the Lenders shall have received, at least two Business Days in advance of the Effective Date, all documentation and other information reasonably requested by such Lenders as required under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act and, in the case that the Initial Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification.

(g) The Agent shall have received satisfactory evidence that all amounts owing under the IPG Credit Agreement (other than the IPG Letters of Credit) shall have been, or concurrently with the Effective Date hereunder shall be, paid in full, and all commitments of the lenders thereunder shall have been, or substantially concurrently with the Effective Date shall be, terminated in accordance with the terms of the IPG Credit Agreement, and each of the Lenders that is a party to the IPG Credit Agreement hereby waive, upon execution and delivery of this Agreement, any notice required by the IPG Credit Agreement relating to the prepayment of advances (if any) and the termination of commitments thereunder.

Section 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to, and the obligation of each Issuing Bank to issue a Letter of Credit for the account of, each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance or issuance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for any Notes) in sufficient copies for each Lender:

(a) Any Notes required by each Lender executed by such Designated Subsidiary and made payable to such Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and any Notes to be delivered by it, and of all documents evidencing other necessary corporate or organizational, as applicable, action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of an officer of such Designated Subsidiary (x) certifying the names and true signatures of the officers or other duly authorized signatories of such Designated Subsidiary authorized to sign its Designation Agreement and any Notes to be delivered by it hereunder and the other documents to be delivered by it hereunder, (y) including the certificate of incorporation (or the equivalent thereof) of such Designated Subsidiary certified by the relevant authority of the jurisdiction of organization of such Designated Subsidiary and the by-laws (or the equivalent thereof) of such Designated Subsidiary as in effect on the date on which the resolutions referred to in clause (b) above were adopted and (z) if applicable, including a good standing certificate (or the equivalent thereof) for such Designated Subsidiary from its jurisdiction of organization.

(d) A certificate signed by a duly authorized officer or signatory of the Initial Borrower, certifying that such Designated Subsidiary has obtained all governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) A Designation Agreement duly executed by such Designated Subsidiary and the Initial Borrower.

(f) Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary or, if appropriate and customary, the Agent as to such matters as any Lender through the Agent may reasonably request.

(g) In the case of a Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification.

(h) Such other documents necessary for any Lender, through the Agent, to comply with applicable “know your customer” or other similar checks under all applicable laws and regulations.

Section 3.03. Conditions Precedent to Each Borrowing, Each Issuance, Each Commitment Increase and each Extension of Termination Date. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit and each Commitment Increase and extension of Termination Date shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance, such Increase Date or, in the case of an extension of the Termination Date, the applicable Anniversary Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase, request for extension of the Termination Date and the acceptance by a Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, such issuance, such Increase Date or such Anniversary Date such statements are true):

(a) the representations and warranties contained in Section 4.01 (except, in the case of a Borrowing or issuance, the representations set forth in the last sentence of subsection (e) thereof and in subsection (f)(i) thereof) and, in the case of any Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are true and correct in all material respects (except to the extent already qualified by materiality, Material Adverse Effect or words of like import in which case such representations and warranties shall be true and correct in all respects) on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), before and after giving effect to such Borrowing, such issuance, such Commitment Increase or such extension of the Termination Date and to the application of the proceeds therefrom, as though made on and as of such date, and

(b) no event has occurred and is continuing, or would result from such Borrowing, such issuance, such Commitment Increase or such extension of the Termination Date or from the application of the proceeds therefrom, that constitutes a Default.

Section 3.04. Determinations Under Section 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Section 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Initial Borrower. The Initial Borrower represents and warrants as follows:

(a) Each Borrower is a corporation or private limited company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by each Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate or organizational, as applicable, powers, have been duly authorized by all necessary corporate or organizational, as applicable, action, and do not contravene (i) such Borrower’s charter or by-laws or other organizational documents or (ii) any law or any material contractual restriction binding on or affecting any Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Borrower party thereto. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to general principles of equity.

(e) The Consolidated balance sheet of the Initial Borrower and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of income and cash flows of the Initial Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, fairly present in all material respects the Consolidated financial condition of the Initial Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Initial Borrower and its Subsidiaries for the period ended on such date, in each case, prior to giving effect to the IPG Merger Transactions and all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2024, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of the Initial Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Initial Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation), and there has been no adverse change in the status, or financial effect on the Initial Borrower or any of its Subsidiaries, of any action, suit, investigation, litigation or proceeding described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Following the application of the proceeds of each Advance, not more than 25% of the value of the property and assets of the Initial Borrower and its Consolidated Subsidiaries, taken as a whole, subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Initial Borrower and any Lender or any Affiliate of any Lender relating to Debt within the scope of Section 6.01(d) will be “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(h) No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) As of the date thereof (or, if undated, as of the date furnished), neither the Information Memorandum nor any other report or exhibit or other information (other than the financial statements referred to in Section 5.01(h)) furnished in writing by or on behalf of the Initial Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement, as modified or supplemented by other information so furnished and when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that with respect to the projections hereafter furnished by the Initial Borrower, the Initial Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared.

(j) The Initial Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Initial Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Initial Borrower has implemented and maintains in effect policies and procedures that require compliance by the Initial Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Additional Anti-Corruption Laws. The Initial Borrower and its Subsidiaries are, to the knowledge of the Initial Borrower’s President, Chief Executive Officer, Chief Financial Officer, Controller, Treasurer and General Counsel, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Initial Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Initial Borrower, any of their respective employees or any agent of the Initial Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is, or is controlled by, a Sanctioned Person or, to the knowledge of any officer, director or employee of the Initial Borrower who is engaged in or has approved a transaction with such Person, any Person in which a Sanctioned Person owns, directly or indirectly, a 50 percent or greater interest.

(k) The information included in each Beneficial Ownership Certification provided to any Lender on or prior to the Effective Date is true and correct in all respects as of the date hereof.

(l) No Borrower is an Affected Financial Institution.

ARTICLE V

COVENANTS OF THE INITIAL BORROWER

Section 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Initial Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and applicable Environmental Laws except, in each case, to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect; maintain in effect policies and procedures reasonably designed to promote compliance by the Initial Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions; and maintain in effect policies and procedures that promote compliance by the Initial Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Additional Anti-Corruption Laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might solely by operation of law become a Lien upon its property; provided, however, that neither the Initial Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained or (y) if failure to do so would not have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries, all to the extent material to the Initial Borrower and its Subsidiaries (taken as a whole), to maintain, insurance with responsible and reputable insurance companies or associations (or through a self-insurance program deemed reasonable by the Initial Borrower) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses in which the Initial Borrower or such Subsidiary operates.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or organizational, as applicable, existence, rights (charter and statutory) and franchises; provided, however, that the Initial Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Initial Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary of the Initial Borrower that is not a Borrower, if (a) the failure to do so would not have a Material Adverse Effect or (b) the Board of Directors of the Initial Borrower or the Borrower that is the corporate parent of such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Initial Borrower or such Borrower, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Initial Borrower, such Borrower or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof at their own expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Initial Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Initial Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, all as often as may reasonably be necessary to ensure compliance by the Initial Borrower with its obligations hereunder, provided that (i) unless an Event of Default has occurred and is continuing, no more than one visit or inspection may be conducted per year and (ii) any such visits, inspections or discussions shall be coordinated through the Agent and shall not unreasonably interfere with the operations of the Initial Borrower and its Subsidiaries. Notwithstanding anything to the contrary in this Section 5.01(e), neither the Initial Borrower or any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Initial Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

(h) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Initial Borrower (or 15 days thereafter if the Initial Borrower timely files a Form 12b-25 (or any successor form)), the Consolidated balance sheet of the Initial Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Initial Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Initial Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Initial Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Initial Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of the Initial Borrower (or 15 days thereafter if the Initial Borrower timely files a Form 12b-25 (or any successor form)), a copy of the annual audit report for such year for the Initial Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Initial Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Initial Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by KPMG LLP or other independent public accountants of nationally recognized standing and certificates of the chief financial officer of the Initial Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default, and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 on the date of such balance sheet, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Initial Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within ten days after any senior officer of the Initial Borrower or another Borrower becomes aware or should have become aware of the occurrence of any Default, the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Initial Borrower setting forth details of such Default and the action that the Initial Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Initial Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Initial Borrower or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Initial Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi) such other information respecting the Initial Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Initial Borrower pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.01(h) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.omnicomgroup.com or when such reports, or reports containing such financial statements are posted on the SEC’s website at www.sec.gov; provided that it shall deliver notice that such reports and financial statements are so available and shall deliver paper copies of the reports and financial statements referred to in clauses (i), (ii), (iv) and (v) of this Section 5.01(h) to the Agent or any Lender who requests it to deliver such paper copies until written notice to cease delivering paper copies is given by the Agent or such Lender. Notwithstanding any other provision in this Agreement to the contrary, any compliance certificate required to be delivered pursuant to this Section 5.01(h) may be delivered on or prior to the second (2nd) Business Day after the deemed delivery of any financial statements required to be delivered pursuant to clauses (i) and (ii) this Section 5.01(h).

Section 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Initial Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any accounts receivable other than:

(i) Permitted Liens,

(ii) Liens created in connection with capitalized lease obligations or purchase money Liens upon or in any property or asset acquired or held by the Initial Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or asset or to secure Debt incurred solely for the purpose of financing the acquisition of such property or asset, or Liens existing on such property or asset at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property or asset being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date; provided that such Liens either (x) are disclosed on Schedule 5.02(a) hereto or (y) with respect to such Liens not so disclosed, do not secure Debt, which has an aggregate outstanding principal amount in excess of $250,000,000 as of the Effective Date,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Initial Borrower or any Subsidiary of the Initial Borrower or becomes a Subsidiary of the Initial Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Initial Borrower or such Subsidiary or acquired by the Initial Borrower or such Subsidiary,

(v) Liens securing Debt permitted by Section 5.02(d)(vii),

(vi) Liens granted by Subsidiaries of the Initial Borrower (other than the Borrowers) to secure Debt permitted by Section 5.02(d)(iv),

(vii) any assignment of accounts receivable (A) by and among the Initial Borrower and its Subsidiaries or (B) pursuant to non-recourse factoring or similar arrangements or otherwise in an aggregate amount not to exceed in any fiscal year the greater of $1,000,000,000 (measured as the face value of such accounts receivable at the time of assignment) and 10.0% of the consolidated accounts receivable of the Initial Borrower and its Subsidiaries as reflected in the consolidated balance sheet of the Initial Borrower and its Consolidated Subsidiaries as of the end of the fiscal year of the Initial Borrower most recently ended prior to such assignment for which financial statements have been delivered pursuant to Section 5.01(h)(ii),

(viii) (A) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate amount (computed without regard to any interest thereon) at any time outstanding plus (B) the aggregate face value at the time of assignment of such accounts receivable assigned, the assignment of which is not otherwise permitted by the foregoing clauses of this Section, in an aggregate principal amount not to exceed (1) the greater of

$1,000,000,000 and 15.0% of Consolidated net worth of the Initial Borrower and its Subsidiaries as set forth in the Initial Borrower’s most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) minus (2) without duplication of any Debt secured in accordance with this clause (viii), Debt incurred in accordance with Section 5.02(d)(x),

(ix) Liens arising in the ordinary course of its business which (A) do not secure Debt and (B) do not in the aggregate materially impair the operation of the business of the Initial Borrower and its Subsidiaries, taken as a whole,

(x) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets,

(xi) any contractual right of set-off or any contractual right to charge or contractual security interest in or Lien on the accounts of the Initial Borrower or any of its Subsidiaries with one or more depositary institutions to effect the payment of amounts to such depositary institution(s), whether or not due and payable in respect of any Debt or financing arrangement and any other Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights,

(xii) any Liens on assets of Subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor in connection with any liability entered into in the ordinary course of business,

(xiii) any Lien arising out of the L/C Cash Deposit Account under this Agreement or any other Liens arising under substantially similar letter of credit cash deposit account arrangements, it being understood that any such cash deposit account is used to support then outstanding letters of credit and is not required to be funded or otherwise utilized to support the renewal of existing letters of credit or the issuance of new letters of credit,

(xiv) Liens relating to any arrangements established to comply with funding requirements pertaining to any U.K. pension plan of the Initial Borrower or any Subsidiary, to the extent that the maximum aggregate amount to be funded by such arrangements (in each case measured as of the date of establishment of such arrangement) does not exceed the greater of £35,000,000 (computed without regard to any periodic payments made over the life of such arrangements), and

(xv) Liens securing obligations under Hedge Agreements to the extent required by applicable law.

(b) Mergers, Etc. Merge or consolidate with or into any Person except that the Initial Borrower may merge or consolidate with or into any other Person so long as the Initial Borrower is the surviving Person and remains organized under the laws of a political subdivision of the United States, provided, that no Default shall have occurred and be continuing at the time of such transaction or would result therefrom, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), other than to one of the Initial Borrower’s Subsidiaries, all or substantially all of its assets (whether now owned or hereafter acquired) of the Initial Borrower and its Subsidiaries (taken as a whole) to, any Person, or permit any of the Borrowers to do so.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles or applicable statutory requirements.

(d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt existing on the Effective Date; provided that such Debt either (x) is disclosed on Schedule 5.02(d) hereto or (y) with respect to such Debt not so disclosed, the aggregate outstanding principal amount thereof does not exceed $250,000,000 (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing plus any capitalized fees incurred in connection therewith, and the direct and contingent obligors therefor shall not be changed (other than to release any contingent obligor), as a result of or in connection with such extension, refunding or refinancing,

(ii) accrued expenses and trade payables incurred in the ordinary course of business, and obligations under trade letters of credit incurred in the ordinary course of business,

(iii) obligations under letters of credit or surety bonds incurred in the ordinary course of business in support of obligations incurred in connection with leases, worker’s compensation, unemployment insurance and other social security legislation,

(iv) Debt owed to the Initial Borrower or to a wholly-owned Subsidiary of the Initial Borrower,

(v) Debt of the Borrowers under this Agreement and other Debt of the Initial Borrower,

(vi) other Debt of Subsidiaries of the Initial Borrower which are not organized under the laws of the United States of America, a State of the United States of America or the District of Columbia and substantially all of whose assets and business are located or conducted outside of the United States of America,

(vii) unsecured Debt of a Person existing at the time such Person is merged into or consolidated with the Initial Borrower or any Subsidiary of the Initial Borrower or becomes a Subsidiary of the Initial Borrower; provided that such Debt was not created in contemplation of such merger, consolidation or acquisition,

(viii) (x) Debt consisting of any guaranty made by any Subsidiary of the Initial Borrower in respect of Debt of any Borrower, provided that such Subsidiary shall have entered into a guaranty of the Debt of the Initial Borrower under this Agreement in form and substance reasonably satisfactory to the Required Lenders and (y) Debt constituting guaranties of the Debt of the Initial Borrower under this Agreement,

(ix) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(x) other Debt (whether secured or unsecured) in aggregate principal amount at any time outstanding that does not exceed (A) the greater of $1,000,000,000 and 15.0% of Consolidated net worth of the Initial Borrower and its Subsidiaries as set forth in the Initial Borrower’s most recent financial statements delivered pursuant to Section 5.01(h)(i) or (ii) minus (B) without duplication of any Debt incurred in accordance with this clause (x), Debt secured by Liens permitted by Section 5.02(a)(viii), and

(xi) Debt secured by Liens permitted by Section 5.02(a).

(e) Use of Proceeds. Request any Borrowing or Letter of Credit, nor knowingly use the proceeds thereof, nor permit either Borrower to request any Borrowing or Letter of Credit or knowingly use the proceeds of any Borrowing or Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Additional Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person (or, to the knowledge of any officer, director or employee of the Initial Borrower who is engaged in or has approved a transaction with such Person, any Person in which a Sanctioned Person owns, directly or indirectly, a 50 percent or greater interest) or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. For purposes of this provision, “to knowingly use the proceeds” would mean (a) that such purpose was expressly authorized by the Initial Borrower, another Borrower, or their respective senior officers or directors, or (b) allowing any Subsidiary or any officer, director, employee or agent of the Initial Borrower, any other Borrower or any Subsidiary to use the proceeds for any purpose set forth in clauses (i), (ii) and (iii) above, if the officers and employees of the Initial Borrower and/or any other Borrower with responsibility for requesting such Borrowing or Letter of Credit or allocating funds for use has actual knowledge that such proceeds would be used for such purpose.

Section 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Initial Borrower will maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Debt for Borrowed Money of the Initial Borrower and its Subsidiaries to Consolidated EBITDA of the Initial Borrower and its Subsidiaries (the “Leverage Ratio”) for the four quarters most recently ended of not greater than 3.50 to 1.00

(or, following the Agent’s receipt of notice from the Initial Borrower of a Specified Acquisition (a “Covenant Notice”), for four consecutive fiscal quarters commencing with the fiscal quarter in which such Specified Acquisition occurs (without any consent from the Agent or the Lenders), 4.00 to 1.00); provided that there shall be a period of at least two consecutive fiscal quarters after the covenant steps down to 3.50 to 1.00 before a subsequent Covenant Notice is submitted.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Borrower (or any of its officers) in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Initial Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or (h), 5.02 or 5.03, (ii) the Initial Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Initial Borrower by the Agent or any Lender, or (iii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Initial Borrower by the Agent or any Lender; or

(d) The Initial Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of (or, in the case of any payment default, failure or other event in respect of a Hedge Agreement, the net amount due and payable under such Hedge Agreement as of the date of such payment default, failure or event) at least $250,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed solely to the Initial Borrower or to a Material Subsidiary) of the Initial Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument creating or evidencing such Debt; or any other event shall occur or condition shall exist under any agreement or instrument creating or evidencing any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument and remain uncured three (3) Business Days after the Chief Financial Officer of the Initial Borrower becomes aware or should have become aware of such event or condition, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt;

or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided further that if any of the failures, actions, conditions or events set forth above in this subsection (d) shall be taken in respect of, or occur with respect to, a Material Subsidiary that is organized under the laws of a jurisdiction outside of the United States, such failure, action, condition or event shall not be the basis for or give rise to an Event of Default under this subsection (d) unless such failure, action, condition or event is not cured or such amount has not been repaid within five (5) Business Days after the Chief Executive Officer of the Initial Borrower knows or has reason to know of the occurrence of such action or event; or

(e) The Initial Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts to Persons other than the Initial Borrower or any of its Subsidiaries become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Initial Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Initial Borrower or any of its Material Subsidiaries shall take any corporate or organizational, as applicable, action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $250,000,000 in the aggregate shall be rendered against the Initial Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of independent third party insurance of nationally recognized standing between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) (i) Any Person or two or more Persons acting in concert (other than the Initial Borrower or any of its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Initial Borrower (or other securities convertible into such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of the Initial Borrower; or (ii) during any period of up to 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Initial Borrower shall cease for any reason to constitute a majority of the board of directors of the Initial Borrower; or (iii) other than pursuant to a transaction permitted hereunder, the Initial Borrower shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of each of the other Borrowers; or

(h) In the event that any Borrower (other than the Initial Borrower) shall be a party hereto, any material provision of the Guaranty shall cease to be valid and binding on or enforceable against any guarantor hereunder or such guarantor shall so state in writing; or

(i) The Initial Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability which would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Initial Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent for the benefit of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, the amount equal to the aggregate Available Amount of all Letters of Credit then outstanding shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. To the extent that any such Letter of Credit expires or otherwise terminates, and to the extent the applicable Issuing Bank’s liability has ceased to exist under such Letter of Credit, and funds are on deposit in the L/C Cash Deposit Account in respect of such Letter of Credit, an amount equal to the undrawn amounts under such Letter of Credit shall be promptly returned from such L/C Cash Deposit Account to the Initial Borrower. If any Event of Default has been waived or otherwise cured and no other Event of Default has occurred and is continuing, the balance, if any, in the L/C Cash Deposit Account shall be promptly returned to the Initial Borrower. If, in accordance with this Section 6.02, the balance in the L/C Cash Deposit Account has not been otherwise returned, then after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrowers.

ARTICLE VII

GUARANTY

Section 7.01. Guaranty. The Initial Borrower hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of outside counsel and the allocated costs and expenses of in-house counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Initial Borrower’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Borrower.

Section 7.02. Guaranty Absolute. The Initial Borrower guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. This Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by the Initial Borrower of the Guaranteed Obligations. The obligations of the Initial Borrower under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Initial Borrower to enforce this Guaranty, irrespective of whether any action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. The liability of the Initial Borrower under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Initial Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any provision of this Agreement or any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to the Initial Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Agent or such Lender (the Initial Borrower waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Initial Borrower or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 7.03. Waivers and Acknowledgments. (a) The Initial Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Initial Borrower hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Initial Borrower hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Initial Borrower or other rights of the Initial Borrower to proceed against any of the other Borrowers, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Initial Borrower hereunder.

(d) The Initial Borrower hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Initial Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Initial Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

Section 7.04. Subrogation. The Initial Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Initial Borrower’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any other Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed

Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to the Initial Borrower in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the final Termination Date, such amount shall be received and held in trust for the benefit of Agent and the Lenders, shall be segregated from other property and funds of the Initial Borrower and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Initial Borrower shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the final Termination Date shall have occurred, the Agent and the Lenders will, at the Initial Borrower’s request and expense, execute and deliver to the Initial Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Initial Borrower of an interest in the Guaranteed Obligations resulting from such payment made by the Initial Borrower pursuant to this Guaranty.

Section 7.05. [Reserved].

Section 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the final Termination Date, (b) be binding upon the Initial Borrower, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Initial Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

ARTICLE VIII

THE AGENT

Section 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in Section 8.06, the provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and neither the Initial Borrower nor any other Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Rights as a Lender. (a) The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Initial Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Initial Borrower or any of its Affiliates that is communicated to or obtained by the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Initial Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

Section 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing. The Agent may consult with legal counsel (who may be counsel for the Initial Borrower or any other Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

Section 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Initial Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Initial Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any bank with an office in New York, New York. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to, with the consent of the Initial Borrower so long as no Event of Default has occurred and is continuing), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Initial Borrower and such Person remove such Person as Agent and, with the consent of the Initial Borrower so long as no Event of Default has occurred and is continuing, appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations as Agent hereunder and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, such successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged as Agent from all of its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor Agent. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section 8.06 by a Person acting as Agent shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the date that is 30 days after such Person gave notice of such resignation. Upon the acceptance of a successor Agent’s appointment as Agent hereunder, (i) such successor Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Initial Borrower and each other Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers, syndication agent or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

Section 8.09. Lender ERISA Representation. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Section 8.10. Erroneous Payments. (a) If the Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or, Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 8.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender and Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank hereunder, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank hereunder with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments ) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Initial Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Initial Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Initial Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Initial Borrower or otherwise)), the Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) hereunder with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrowers’ obligations under this Agreement in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by any Borrower under this Agreement; provided that this Section 8.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrowers under this Agreement relative to the amount (and/or timing for payment) of such obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under this Agreement) any Borrower for the purpose of making a payment on the obligations of the Borrowers hereunder.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations of the Borrowers (or any portion thereof) under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and (except for waivers or consents by any Lender) each of the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or change the definition of “Required Lenders”, (iii) reduce or limit the obligations of the Initial Borrower under Section 7.01 or release the Initial Borrower or otherwise limit the Initial Borrower’s liability with respect to the obligations owing to the Agent and the Lenders under Article VII or (iv) amend this Section 9.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby, do any of the following: (i) other than as provided in Section 2.18, increase the Commitments of the Lenders, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, (iii) other than as provided in Section 2.21, extend the Commitments of the Lenders or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, or (iv) amend the definition of “Committed Currencies” to add any additional currency, and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks, amend the definition of “Committed L/C Currencies” or adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement. If the Agent and the Initial Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Agent and the Initial Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement, so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement.

Section 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to any Borrower, to it at the address of the Initial Borrower at 1055 Washington Blvd, Stamford, Connecticut 06901, Attention: Rochelle Tarlowe (Email: Rochelle.tarlowe@omc.com; Telephone No. 203-618-1510) and 280 Park Avenue, New York, New York 10017, Attention: General Counsel;

(ii) if to the Agent, to Citibank at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Attention: Agency Operations (Email: usagencyservicing@citi.com; Facsimile No. 646-291-5066; Telephone No. 302-894-6010);

(iii) if to an Issuing Bank, to it at the address provided in writing to the Agent and the Borrowers;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent with written confirmation of error-free transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated hereby which is made available by the Agent to any Lender or any Issuing Bank by posting same on the Platform.

Section 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04. Costs and Expenses; Damage Waiver. (a) The Borrowers agree to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, (i) reasonable fees and expenses of one primary outside counsel, (ii) to the extent reasonably required, one outside local counsel in each applicable jurisdiction, (iii) in the case of any actual or perceived conflict of interest, another outside counsel, and (iv) the allocated costs and expenses of in-house counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Borrowers agree to indemnify and hold harmless the Agent, each Issuing Bank and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) the actual or alleged presence of hazardous materials on any property of the Initial Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Initial Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or is a consequence of such Indemnified Party’s (or its Affiliate’s) becoming a Defaulting Lender hereunder (including, for the avoidance of doubt, its failure to perform its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Agent and the Initial Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Notwithstanding anything to the contrary, this Section 9.04(b) shall not apply with respect to any Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(c) If any payment of principal of, or Conversion of, (i) any Term Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance or (ii) any SONIA Advance is made by any Borrower to or for the account of a Lender other than on an interest payment date for such Advance, in each case, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance or, in the case of a SONIA Advance, on an interest payment date applicable thereto, upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Initial Borrower pursuant to Section 2.20 or as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower of such Advance shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the applicable Borrower such excess.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination of this Agreement.

(e) Each Lender severally agrees to indemnify the Agent and each Issuing Bank (in each case, to the extent not promptly reimbursed by the Initial Borrower or the other Borrowers) from and against such Lender’s ratable share of any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including the fees, charges and disbursements of any advisor or counsel for such Person) that may be imposed on, incurred by, or asserted against the Agent or any Issuing Bank, as the case may be, in their capacities as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or any Issuing Bank hereunder; provided, however, that no Lender shall be liable for any portion of such losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements or expenses resulting from the Agent’s or such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and each Issuing Bank for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04(a), to the extent that the Agent or such Issuing Bank is not promptly reimbursed for such costs and expenses by the Initial Borrower or the other Borrowers.

(f) Each party hereto agrees not to assert any claim for special, indirect, consequential or punitive damages against the Initial Borrower or any of its Subsidiaries, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances; provided that nothing in this clause (f) shall limit the Initial Borrower’s indemnity obligations set forth in this Agreement with respect to any indirect, punitive or consequential damages included in any third party claim in connection with which an Indemnified Party is entitled to indemnification hereunder.

Section 9.05. Right of Set-off. Upon either (a) the occurrence and during the continuance of any Event of Default under Section 6.01(a) or 6.01(e) or (b) (i) the occurrence and during the continuance of any other Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Advance held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Advance and although such obligations may be unmatured. Each Lender agrees promptly to notify the Agent and the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 9.06. Binding Effect. Subject to satisfaction of the conditions precedent set forth in Section 3.01, this Agreement shall become effective when it shall have been executed by each Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns and each Indemnified Party, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

Section 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.07 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Lenders and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders and Issuing Banks. Any Lender or Issuing Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (except that an Issuing Bank may only assign all or a portion of its Unissued Letter of Credit Commitment and not its issued Letters of Credit) and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s or Issuing Bank’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding and participations in Letters of Credit thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender or Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Initial Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:

(A) the consent of the Initial Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Initial Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof and provided, further, that the Initial Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B) the consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment under the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Initial Borrower or any of the Initial Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would be a Defaulting Lender or a Subsidiary of a Defaulting Lender, (C) any Person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(g) shall apply) or (D) without the prior written consent of the Initial Borrower (such consent not to be unreasonably withheld, delayed or conditioned), a structured finance vehicle, fund or similar entity or any similar Person in connection with a securitization. For avoidance of doubt, clause (D) does not prohibit an assignment to an Approved Fund.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Initial Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, under this Agreement, and the assigning Lender or Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07 (except in the event that such assignment or transfer was to a person that was a Competitor as of the Trade Date (in which case the provisions of Section 9.07(g) shall apply)).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Banks, and the Commitments of, and principal amounts of the Advances owing to, each Lender and Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent, the Lenders and the Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or an Issuing Bank, as the case may be, hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower, any Lender and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Notes and other obligations hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Initial Borrower or the Agent, sell participations to any Person (other than the Initial Borrower or any of the Initial Borrower’s Affiliates or Subsidiaries, a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, any Defaulting Lender, or, unless the Initial Borrower’s prior written consent is obtained and in accordance with the provisions of Section 9.07(g), a Competitor) (each buyer of a Participation, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participant under any such participation shall have any rights as a Lender hereunder, including, without limitation, any right to make any demand under Section 2.11 or 2.14 or any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Initial Borrower or any other Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, any Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder or reduce or limit the obligations of the Initial Borrower under Section 7.01 or release or otherwise limit the Initial Borrower’s liability with respect to its obligations under Article VII, in each case to the extent subject to such participation and in any event such voting rights shall not exceed those of the Lender hereunder that is the seller of such participation. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.04(e) with respect to any payments made by such Lender to its Participant(s).

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (a) of the first proviso of Section 9.01 that directly affects such Participant.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Initial Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, Advances, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.14 unless the Initial Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender).

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, in accordance with applicable law or regulation; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) No Assignment or Participations to Competitors. No assignment or participation shall be made or sold, as applicable, to any Person that was a Competitor as of the date (the “Determination Date”) on which the assigning or selling Lender entered into a binding agreement to sell all or a portion of its rights and obligations under this Agreement to such Person or assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Initial Borrower has consented in writing to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Determination Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Initial Borrower of an Assignment and Assumption with respect to an assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this Section 9.07(g) shall not be void, but the other provisions of this Section 9.07(g) shall apply. If any assignment is made or any participation is sold to any Competitor without the Initial Borrower’s prior written consent, or if any Person becomes a Competitor after the applicable Determination Date, the Initial Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Agent, (A) terminate any Commitment of such Competitor and/or repay all obligations of the Borrowers owing to such Competitor in connection with such Commitment and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement (including as a participant) to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that the Initial Borrower shall not be liable for any costs or expenses associated with terminating the Commitment of any Lender if the assignment made or participation sold to such Lender was consummated without the Initial Borrower’s prior written consent and in violation of this Section 9.07. Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Competitor party hereto hereby agrees (1) not to vote on such Plan, (2) if such Competitor does vote on such Plan notwithstanding the restriction in the foregoing sentence, such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing sentence. The Agent shall have the right, and the Initial Borrower hereby expressly authorizes the Agent, to (A) post the list of Competitors provided by the Initial Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same. The Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant is a Competitor or (y) have any liability with respect to any assignment or sale of a participation to a Competitor.

Section 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives who need to know the Information in connection with this Agreement or in connection with other contemplated transactions for the benefit of the Initial Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential on substantially the same terms as provided herein), (ii) to the extent required by applicable laws or regulations, or requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), or by any subpoena or similar legal process, (iii) to any other party hereto, (iv) to the extent necessary in connection with the exercise of any remedies hereunder or under any Note or any action or proceeding between or among the parties hereto relating to this Agreement or any Note or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.08(a), to (w) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, in each case, permitted hereunder, (x) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder or to any credit insurance provider relating to a Borrower and its obligations hereunder, (y) any rating agency, or (z) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (vi) with the consent of the Initial Borrower or (vii) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 9.08(a) or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower that, to the knowledge of the Agent, such Lender, the Issuing Bank or such Affiliate, as applicable, is not in violation of any confidentiality agreement with the Initial Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement and the Commitments. For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental authority or self-regulatory authority without any notification to any Person.

Section 9.09. Designated Subsidiaries. (a) Designation. The Initial Borrower may at any time, and from time to time, upon not less than 10 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Agent that the Initial Borrower intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 10 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Agreement duly executed by the Initial Borrower and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Initial Borrower’s notice of such pending designation by the Initial Borrower and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Initial Borrower shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Initial Borrower shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States of America, a State of the United States of America or the District of Columbia, any Lender may, with notice to the Agent and the Initial Borrower, fulfill its Revolving Credit Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice and in any event no later than five Business Days after the delivery of such notice, from the Initial Borrower or the Agent of the Initial Borrower’s intent to designate a Subsidiary as a Designated Subsidiary, that is organized under the laws of a jurisdiction other than of the United States of America, a State of the United States of America or the District of Columbia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary, either directly or through an Affiliate of such Lender selected pursuant to the immediately preceding paragraph, or whose internal policies prohibit lending to or establishing credit for entities organized under the laws of such jurisdiction (a “Protesting Lender”) shall so notify the Initial Borrower and the Agent in writing. With respect to each Protesting Lender, the Initial Borrower shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Revolving Credit Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Initial Borrower or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and other obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly upon its receipt of a request therefor from the Initial Borrower). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

Section 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York (whether in contract, tort or otherwise and whether at law or in equity).

Section 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile, email or any other electronic medium shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. A set of the copies of this Agreement signed by all the parties shall be lodged with the Agent.

Section 9.12. Judgment(a) . (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency or Committed L/C Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency or Committed L/C Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrowers in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency;

if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

Section 9.13. Jurisdiction, Etc(a) . (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes (whether in contract, tort or otherwise and whether at law or in equity), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrowers hereby agree that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Initial Borrower at its offices at 1055 Washington Blvd, Stamford, Connecticut 06901, Attention: Rochelle Tarlowe, with a copy to 280 Park Avenue, New York, New York 10017 Attention: General Counsel, and the Borrowers hereby irrevocably appoint the Initial Borrower its authorized agent to accept such service of process, and agrees that the failure of the Initial Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.02.

(b) Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14. Substitution of Currency. If a change in any Committed Currency or Committed L/C Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Term Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Initial Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency or Committed L/C Currency had occurred.

Section 9.15. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that were caused by (i) such Issuing Bank’s willful misconduct, bad faith or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s grossly negligent, action or inaction undertaken in bad faith or willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 9.16. Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

Section 9.17. No Fiduciary Duty. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the lead arrangers and book managers, the syndication agents, the documentation agents, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the lead arrangers and book managers, the syndication agents, the documentation agents, the Issuing Banks, the Lenders and their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising hereunder, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 9.19. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives, to the fullest extent permitted by applicable law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OMNICOM GROUP INC., as Initial Borrower

By:	/s/ Rochelle M. Tarlowe
Name: Rochelle M. Tarlowe
Title: Senior Vice President and Treasurer

CITIBANK, N.A., as Agent

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

CITIBANK, N.A.

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Lindsay Sames
Name: Lindsay Sames
Title: Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Melanie George
Name: Melanie George
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tracy L. Moosbrugger
Name: Tracy L. Moosbrugger
Title: Managing Director

BNP PARIBAS

By:	/s/ Maria Mulic
Name: Maria Mulic
Title: Managing Director

By:	/s/ Eve Ravelojaona
Name: Eve Ravelojaona
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K Chu
Name: Ming K Chu
Title: Director

By:	/s/ Douglas Darman
Name: Douglas Darman
Title: Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Director

THE BANK OF NOVA SCOTIA

By:	/s/ Paul Stein
Name: Paul Stein
Title: Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Victoria Roberts
Name: Victoria Roberts
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Spencer Davis
Name: Spencer Davis
Title: Assistant Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

DANSKE BANK A/S

By:	/s/ Eva Hansen
Name: Eva Hansen
Title: Head of Loan Support DK

By:	/s/ C Christiansen
Name: C Christiansen
Title: Director

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Rory Fitzgerald
Name: Rory Fitzgerald
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

STANDARD CHARTERED BANK

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Executive Director, Financing Solutions